Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2016

Fourth Quarter Revenue Increased 15% Over Prior Year to $125.8 million

Fourth Quarter Operating Income Increased 56% to $19.3 million

EPS from continuing operations increased 19% to $0.38 cents

VANCOUVER, WASHINGTON, February 21, 2017 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2016.

Net sales for the fourth quarter of 2016 totaled $125.8 million, a 15.2% increase compared to $109.1 million in the same quarter of 2015. The strong growth was driven by higher sales in the Retail segment resulting from the acquisition of Octane Fitness, partially offset by single-digit declines in organic Retail segment and Direct segment sales. For the full year 2016, net sales were $406.0 million, an increase of 20.9% over last year. Income from continuing operations for the fourth quarter of 2016 was $12.0 million, or $0.38 per diluted share. This compares to income from continuing operations for the same period last year of $9.9 million, or $0.32 per diluted share. For the full year 2016, income from continuing operations totaled $35.1 million, or $1.12 per diluted share, compared to $26.8 million, or $0.85 per diluted share, for the same period last year.

Q4 2016 Highlights

•	Revenues:

◦
Retail segment sales increased 43.6% to $60.0 million, reflecting the inclusion of Octane Fitness, partially offset by a 6.6% decline in organic growth, as improved performance at certain key retailers did not offset the loss of sales related to accounts that ceased doing business during 2016 and weakness in Canada.

◦
Direct segment sales decreased 2.7% to $65.2 million as improved performance metrics in the post-election period did not completely offset the lower media response rates experienced earlier in the quarter.

•	Gross Margins:

◦	Direct and Retail segments gross margins improved by 630 and 570 basis points, respectively; total company gross margins improved 290 basis points.

•	Operating Expense:

◦
As a percent of revenue, operating expenses improved 120 basis points to 35.6% versus 36.8% in the fourth quarter last year, driven by lower selling and marketing costs, partially offset by higher planned research and development expenses and incremental expenses from the addition of Octane.

•	Operating income increased by 56.4% to $19.3 million and operating margin improved by 410 basis points, from 11.3% to 15.4%.

•	EBITDA from continuing operations increased by 61.7% to $21.4 million versus $13.2 million in the same quarter prior year.

•
The effective income tax rate for continuing operations in the fourth quarter of 2016 was 36.4% versus 20.3% in the prior year quarter; the prior year included a non-recurring tax benefit of $2.0 million associated with the release of a valuation allowance related to foreign tax credits.

•	At December 31, 2016, the Company had cash and marketable securities of $79.6 million and debt of $64.0 million, compared to $60.8 million and $80.0 million, respectively, at December 31, 2015.

Full Year 2016 Highlights

•	Revenues:

◦	Retail segment sales increased 67.5% from the prior year to $177.9 million, reflecting the inclusion of Octane Fitness, and organic Retail growth in excess of 9%.

◦
Direct segment sales were flat at $225 million as the Company made a strategic decision to reduce media spending during the pre-election period in the third and fourth quarters due to sub-optimal media response metrics at that time.

•	Gross Margins:

◦	Direct and Retail segment gross margins improved by 340 and 780 basis points, respectively; total company gross margins improved 50 basis points reflecting the channel mix towards higher Retail sales.

•	Operating income increased by 32.6% to $53.4 million and operating margin improved by 110 basis points, from 12.0% to 13.1%.

•	EBITDA from continuing operations increased by 41.4% to $61.1 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our fourth quarter was strong, rounding out another year of solid revenue growth, increased profitability, and achieving greater operating leverage. Compared to the prior year, we achieved double-digit revenue growth in the fourth quarter, improved gross margins by 290 basis points and increased EBITDA by over 60% to $21 million. Our Direct segment response rates improved on a sequential basis, but we continued to face challenging consumer response conditions and a soft consumer retail environment. However, as reflected by our strong operating performance, our team was able to adjust our media strategy again in the fourth quarter to achieve strong operating results as we adhere to our disciplined management of expenses to achieve our long-term growth and operating targets.”

Mr. Cazenave continued, “Most importantly, in 2016, we advanced our primary strategic objectives of continuing to build our innovation pipeline and capabilities, diversifying product lines and channels of distribution, and expanding access points in international markets. The successful integration of Octane was an important contributor to advancing on all these strategic fronts, helping lay the groundwork for another year of positive growth in 2017 and beyond.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $65.2 million in the fourth quarter of 2016, a decrease of 2.7% over the comparable period last year. The Direct segment sales slowed as declines in the TreadClimber® product line outweighed growth of the Bowflex Max Trainer® product line. For the full year 2016, net sales for the Direct segment were $225.1 million, a decrease of 0.2% over last year.

Operating income for the Direct segment was $12.0 million for the fourth quarter of 2016, an increase of 21.2% compared to operating income of $9.9 million in the fourth quarter of 2015. Gross margin for the Direct business was 66.8% for the fourth quarter of 2016, compared to 60.5% in the fourth quarter of last year. Prior year gross margins and operating income results were negatively impacted by a $2.5 million arbitration settlement expense and a $1.4 million inventory reserve of nutrition products.

Net sales for the Retail segment were $60.0 million in the fourth quarter 2016, an increase of 43.6% over the fourth quarter last year. The improvement in Retail net sales reflects the inclusion of Octane Fitness, partially offset by a decline in strength products. For the full year 2016, net sales for the Retail segment totaled $177.9 million, an increase of 67.5% over the prior year.

Operating income for the Retail segment was $12.2 million for the fourth quarter of 2016, an increase of 75.9% compared to operating income of $7.0 million in the fourth quarter of 2015. Retail gross margin was 33.3% in the fourth quarter of 2016, compared to 27.6% in the same quarter of the prior year. The higher gross margins reflected improved product and channel mix in the organic Retail segment, coupled with the addition of the higher margin Octane Fitness business.

Royalty revenue in the fourth quarter of 2016 was $0.6 million, an increase of 65.3% compared to $0.4 million for the same quarter last year, reflecting a dispute with a licensee that negatively impacted prior year royalty revenues.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of December 31, 2016, the Company had cash and marketable securities of $79.6 million and debt of $64.0 million, compared to cash and marketable securities of $60.8 million and debt of $80.0 million at year end 2015. Working capital of $85.0 million as of December 31, 2016 was $15.6 million higher than the 2015 year-end balance of $69.4 million, primarily due to an $18.8 million increase in cash and marketable securities. Inventory as of December 31, 2016 was $47.0 million, compared to $42.7 million as of December 31, 2015. The increase in inventory is due to increased stocking of specific product lines coupled with weaker than anticipated sales in the fourth quarter.

For further information, see "Balance Sheet Information" attached hereto.

Conference Call

Nautilus will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) on Tuesday, February 21, 2017 to discuss the Company’s operating results for the fourth quarter ended December 31, 2016 and will provide guidance for the first quarter and full year 2017. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 505-4369 in North America and international listeners may call (719) 325-2452. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, February 21, 2017 through 11:59 p.m. ET, March 7, 2017. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 8785102.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the fourth quarter and full year 2016.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about projected or forecasted financial and operating results, statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products, channel diversification, and entry into new markets; or anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with acquired businesses, failure to successfully integrate and realize anticipated benefits of acquired businesses, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements, changes in consumer fitness trends, changes in the media consumption habits of our target consumers or the effectiveness of our media advertising, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2016 and 2015 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net sales	$125,764	$109,140	$406,039	$335,764
Cost of sales	61,662	56,660	194,514	162,530
Gross profit	64,102	52,480	211,525	173,234

Operating expenses:
Selling and marketing	34,153	31,425	115,437	101,618
General and administrative	7,164	6,065	28,775	21,441
Research and development	3,475	2,645	13,919	9,904
Total operating expenses	44,792	40,135	158,131	132,963

Operating income	19,310	12,345	53,394	40,271
Other income (expense), net	(477)	16	(1,813)	(249)
Income from continuing operations before income taxes	18,833	12,361	51,581	40,022
Income tax expense	6,859	2,509	16,480	13,219
Income from continuing operations	11,974	9,852	35,101	26,803
Loss from discontinued operations, net of income taxes	(364)	(134)	(923)	(201)
Net income	$11,610	$9,718	$34,178	$26,602

Basic income per share from continuing operations	$0.39	$0.32	$1.13	$0.86
Basic loss per share from discontinued operations	(0.01)	—	(0.03)	(0.01)
Basic net income per share(1)	$0.38	$0.31	$1.10	$0.85

Diluted income per share from continuing operations	$0.38	$0.32	$1.12	$0.85
Diluted loss per share from discontinued operations	(0.01)	—	(0.03)	(0.01)
Diluted net income per share(1)	$0.37	$0.31	$1.09	$0.84

Shares used in per share calculations:
Basic	30,924	30,992	31,032	31,288
Diluted	31,184	31,249	31,301	31,589

Select Metrics:
Gross margin	51.0%	48.1%	52.1%	51.6%
Selling and marketing % of net sales	27.2%	28.8%	28.4%	30.3%
General and administrative % of net sales	5.7%	5.6%	7.1%	6.4%
Research and development % of net sales	2.8%	2.4%	3.4%	2.9%
Operating income % of net sales	15.4%	11.3%	13.1%	12.0%

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2016 and 2015 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2016	2015	$	%
Net sales:
Direct	$65,173	$67,000	$(1,827)	(2.7)%
Retail	59,981	41,771	18,210	43.6%
Royalty	610	369	241	65.3%
	$125,764	$109,140	$16,624	15.2%

Operating income (loss):
Direct	$11,962	$9,869	$2,093	21.2%
Retail	12,226	6,950	5,276	75.9%
Unallocated corporate	(4,878)	(4,474)	(404)	(9.0)%
	$19,310	$12,345	$6,965	56.4%

	Twelve Months Ended December 31,		Change
	2016	2015	$	%
Net sales:
Direct	$225,057	$225,595	$(538)	(0.2)%
Retail	177,920	106,195	71,725	67.5%
Royalty	3,062	3,974	(912)	(22.9)%
	$406,039	$335,764	$70,275	20.9%

Operating income (loss):
Direct	$43,215	$39,940	$3,275	8.2%
Retail	29,451	12,850	16,601	129.2%
Unallocated corporate	(19,272)	(12,519)	(6,753)	(53.9)%
	$53,394	$40,271	$13,123	32.6%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2016 and 2015 (unaudited and in thousands):

	As of December 31,
	2016	2015
Assets

Cash and cash equivalents	$47,874	$30,778
Available-for-sale securities	31,743	29,998
Trade receivables, net of allowances of $170 and $918	45,458	45,155
Inventories	47,030	42,729
Prepaids and other current assets	8,020	6,888
Income taxes receivable	3,231	439
Deferred income tax assets	—	8,904
Total current assets	183,356	164,891

Property, plant and equipment, net	17,468	16,764
Goodwill	61,888	60,470
Other intangible assets, net	69,800	73,354
Deferred income tax assets, non-current	11	—
Other assets	543	433
Total assets	$333,066	$315,912

Liabilities and Shareholders' Equity

Trade payables	$66,020	$61,745
Accrued liabilities	12,892	13,027
Warranty obligations, current portion	3,500	4,753
Note payable, current portion, net of unamortized debt issuance costs of $7 and $7	15,993	15,993
Total current liabilities	98,405	95,518

Warranty obligations, non-current	3,950	3,792
Income taxes payable, non-current	2,403	4,116
Deferred income tax liabilities, non-current	16,991	18,380
Other long-term liabilities	2,481	3,144
Note payable, non-current, net of unamortized debt issuance costs of $21 and $29	47,979	63,971
Shareholders' equity	160,857	126,991
Total liabilities and shareholders' equity	$333,066	$315,912

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Income from continuing operations	$11,974	$9,852	$35,101	$26,803
Interest expense (income), net	407	(49)	1,694	(196)
Income tax expense of continuing operations	6,859	2,509	16,480	13,219
Depreciation and amortization	2,126	901	7,874	3,412
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$21,366	$13,213	$61,149	$43,238